Exhibit 10.1

2012 PENSON SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

Effective as of January 16, 2012

2012 PENSON SEVERANCE PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

The 2012 Penson Severance Pay Plan as hereinafter set forth shall be effective with respect to Eligible Employees who incur a Termination of Employment on or after January 16, 2012 (the “Effective Date”) other than a Termination for Cause. The right of any former Eligible Employee to any severance pay or similar benefit whose employment was terminated prior to the Effective Date shall remain governed by the provisions of the severance pay, policy, program or arrangement applicable to such former Eligible Employee on the date of his or her termination of employment. As of the Effective Date, this Plan replaces any and all severance pay plans, policies, practices, arrangements or programs, written or unwritten that may have been in effect for Eligible Employees from time to time prior to the Effective Date. All capitalized terms used but not defined herein above shall have their respective meanings as set forth below.

ARTICLE I DEFINITIONS

The following terms as used herein shall have the meanings set forth below:

1.1 “Administrator” or “Plan Administrator” shall mean the person or persons designated by the Board of Directors of Parent to administer the Plan.

1.2 “Applicable Dependents” shall mean any of an Eligible Employee’s dependents who are covered under the Company’s group medical and/or dental insurance programs on the Eligible Employee’s Termination Date.

1.3 “Base Pay” shall mean the Eligible Employee’s gross weekly base wage or base salary at the time of his or her Termination of Employment. “Base Pay” shall not include overtime, bonuses, commissions and any other forms of additional compensation.

1.4 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.5 “Company” shall mean Parent and its Designated Affiliates.

1.6 “Designated Affiliates” shall mean Penson Financial Services, Inc. and any other subsidiary of Parent approved by the Plan Administrator for inclusion in this Plan.

1.7 “Effective Date” shall mean January 16, 2012, the effective date of this Plan.

1.8 “Eligible Employee” shall mean each United States based exempt and non-exempt salaried and non-union hourly Employee of the Company. Eligible Employees shall not include (a) any employee that is currently subject to a probationary period, (b) any individual characterized by the Company as an independent contractor (whether or not such person is later determined to be a common law employee) or (c) any employee that has been notified by the Company or a Designated Affiliate that such employee is not a beneficiary of this Plan.

1.9 “Employee” shall mean any person who is regularly employed by the Company, who is paid from the Company’s payroll and who is not covered by a collectively bargained agreement to which the Company is a party.

1.10 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.11 “Parent” shall mean Penson Worldwide, Inc.

1.12 “Plan” shall mean the 2012 Penson Severance Pay Plan, as amended from time to time.

1.13 “Plan Year” shall mean the calendar year or such other period as the Company shall from time to time determine.

1.14 “Severance Pay” shall mean the amount payable to an Eligible Employee pursuant to, and in accordance with, Article II.

1.15 “Termination for Cause” shall mean the termination of an Employee’s service with Company for one or more of the following reasons: (a) failure to adequately perform the material duties or fulfill the responsibilities of his or her position with the Company; (b) misconduct, insubordination or failure to comply with Company policies governing employee conduct and procedures; (c) excessive lateness or absenteeism; (d) conviction of or pleading guilty or nolo contendere to any felony offense or crime of violence or dishonesty; (e) commission of any act of fraud against, or the misappropriation of property belonging to, the Company or any vendor, partner, employee or customer of the Company; (f) any other misconduct adversely affecting the business, operations, reputation or business prospects of the Company; or (g) a breach of any agreement the Employee has at the time with the Company, including (without limitation) any proprietary information, non-disclosure or confidentiality agreement.

1.16 “Termination Date” shall mean the date on which an Employee has a Termination of Employment.

1.17 “Termination of Employment” shall mean the termination of an Employee’s employment with the Company.

ARTICLE II SEVERANCE PAY

2.1 Severance Pay.

A. General. Except as provided otherwise in this Article II, an Eligible Employee shall be eligible to receive Severance Pay as a result of a Termination of Employment, other than a Termination for Cause, in accordance with the Schedule set forth below. Such amount may be increased in the sole discretion of the Plan Administrator or its designee for certain Eligible Employees of the Company.

Years of Service	Number of Weeks’ Base Pay
Less than 1	2
At least 1, but less than 2	12
At least 2, but less than 3	12
At least 3, but less than 4	12
At least 4, but less than 5	12
At least 5, but less than 6	12
At least 6, but less than 7	12
At least 7, but less than 8	14
At least 8, but less than 9	16

At least 9, but less than 10	18
At least 10, but less than 11	20
At least 11, but less than 12	22
At least 12, but less than 13	24
13 or more	26

B. Exceptions. An employee who otherwise is an Eligible Employee will not receive benefits under this Plan in either of the following circumstances: (i) the employee has executed an individually negotiated an employment agreement with the Company relating to severance benefits that is in effect on his or her Termination Date (such severance benefit, if any, shall be governed by the terms of such individually negotiated employment agreement), or (ii) the employee voluntarily terminates employment with the Company. Voluntary termination includes, but is not limited to, resignation, retirement, death, disability or failure to return from a leave of absence on the scheduled date. Eligible Employees, whose compensation is based solely on commissions, will only be entitled to earned commissions due from and payable by the Company.

C. Severance Offsets. The amount of Severance Pay payable to an Eligible Employee under Article II shall be reduced, to the extent permitted by applicable law and not otherwise in contravention of any applicable acceleration prohibition imposed under section 409A of the Code, by: (i) any monies the Eligible Employee owes to the Company; (ii) the amount of any statutory benefit payable by reason of a Termination of Employment of the Eligible Employee, including without limitation, compliance with obligations under the Worker Adjustment and Retraining Notification Act (“WARN”); and (iii) the amount of severance benefits payable pursuant under any other arrangement covering the Eligible Employee or as may be required to be paid by the Company by applicable law, so that there shall be no duplication of severance benefits under this Plan or any other arrangement.

D. Requirement of Complete and Permanent Release. Notwithstanding any provision of the Plan to the contrary, an Eligible Employee’s entitlement to Severance Pay is contingent upon the Eligible Employee’s execution, delivery and non-revocation of a complete and permanent general release of all claims against the Company, its affiliates and other parties connected with the Company (the “Release”). The Release will also subject the Eligible Employee to certain confidentiality, non-solicitation and non-disparagement covenants in such form and substance as the Company deems appropriate.

E. Terms of Payment. An Eligible Employee entitled to benefits under this Plan shall be paid his or her Severance Pay in a lump sum within sixty (60) days following the Eligible Employee’s Termination Date, provided the Release has become effective, following the lapse of the applicable review and revocation period under any applicable law with respect to such Release; provided, however, if such sixty (60)-day period spans two taxable years, the payment shall be made in the portion of such period that occurs in the second taxable year. Each payment made under this Section 2.1(E) shall be subject to the Company’s collection of all applicable withholding taxes, and the Eligible Employee shall receive only the portion of such payment remaining after such withholding taxes have been collected.

F. Confidentiality, Non-Solicitation and Non-Disparagement. In the event that the Eligible Employee violates any confidentiality, non-solicitation, non-disparagement or other provisions in the Release or any other agreement with the Company, the Eligible Employee shall not be entitled to Severance Pay and shall immediately repay all Severance Pay paid to the Eligible Employee.

G. Other Benefits.

(i) Except to the extent required by law or otherwise provided herein, the coverage under all employee benefit programs maintained by Company will cease on the Eligible Employee’s Termination Date.

(ii) Each Eligible Employee who is enrolled in a health plan sponsored by the Company may be eligible to continue coverage under the Company’s group medical and/or dental insurance programs (or to convert to an individual policy), at the time of the Eligible Employee’s Termination of Employment under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company will notify the Eligible Employee of any such right to continue health coverage. If an Eligible Employee who is eligible to receive Severance Pay following the Termination of Employment elects COBRA coverage for the Eligible Employee and his or her Applicable Dependents, if any, the Company shall pay the employer portion of the monthly premium costs that would be incurred for continuation of such medial and/or dental coverage under the Company’s programs based on premiums in effect immediately prior to the Termination Date for a period of time equal to the Number of Weeks’ Base Pay for which an Eligible Employee receives Severance Pay under Section 2.1(A) (the “Coverage Period”). The Coverage Period may be increased in the sole discretion of the Plan Administrator or its designee for certain Eligible Employees of the Company.

For purposes of this Section 2.1(G)(ii), the monthly premium cost shall be the monthly COBRA premium during the COBRA health care continuation coverage period under section 4980B of the Code (the “COBRA Period”). Notwithstanding the preceding, the Company shall pay the COBRA premiums pursuant to Section 2.1(G)(ii) only for the period in which the Eligible Employee elects to participate in continued health coverage under the Company’s health plans and the Company shall have no obligation to pay COBRA premiums pursuant to Section 2.1(G)(ii) once the Eligible Employee becomes eligible for coverage under another company’s plan. After the end of the Coverage Period, the Eligible Employee will be eligible to continue group health insurance benefits at his or her own expense under the terms and conditions of the applicable benefit plan, federal COBRA law and/or, if applicable, state insurance laws. The Eligible Employee will receive additional information regarding Eligible Employee’s right to elect continued coverage under COBRA.

ARTICLE III FUNDS FROM WHICH SEVERANCE PAY ARE PAYABLE

The Plan shall be unfunded. All Severance Pay intended to be provided under the Plan shall be paid from time to time from the general assets of the Company and paid in accordance with the provisions of the Plan.

ARTICLE IV CLAIMS PROCEDURE

A terminated Employee who believes he or she is entitled to a benefit, but has not received a benefit, may apply, in writing, on an application form prescribed by the Plan Administrator within thirty (30) days of his or her termination of employment. The Company, acting as an employer and not as a fiduciary, may, however, in its sole discretion determine that payment of a benefit is not contingent upon the completion of such application and may determine that an Employee is not entitled to a benefit. An application is required only if the Employee does not receive what the employee thinks he or she is entitled to under the Plan or has a claim regarding Plan administration. Any request or claim for Severance Pay shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.

The Plan Administrator, or its designee, shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within ninety (90) days of receipt of the claim for Severance Pay, unless special circumstances require an extension of such ninety (90) day period for not more than an additional ninety (90) days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial ninety (90) day period, which notice shall set forth the reasons for the delay and the date the Plan Administrator expects to render its decision. If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Plan Administrator’s period for responding to such claim shall be tolled until the date the claimant responds to the request for additional information. The response shall:

1.	be in writing or in electronic form,

2.	be written in a manner calculated to be understood by the claimant, and

3.	in the case of an adverse benefit determination:

a.	set forth the specific reason(s) for the denial of benefits;

b.	contain specific references to Plan provisions on which the denial is based;

c.	describe any additional material and information, if any, necessary for the claim for benefits to be perfected, and an explanation of why such material or information is necessary; and

d.	describe the Plan’s review procedures and the time limits applicable to such procedures, and include a statement of the claimant’s right to bring a civil action under section 502(a) of the ERISA following an adverse benefit determination on review.

If the claimant fails to appeal the Plan Administrator’s adverse benefit determination, in writing, within sixty (60) days after its receipt by the claimant, the Plan Administrator’s determination shall become final and conclusive.

If the claimant appeals the Plan Administrator’s adverse benefit determination in a timely fashion, the Plan Administrator shall reexamine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any relevant documents and records, free of charge, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards. In addition, the claimant or his or her duly authorized representative may submit, in writing, any documents, records, comments or other information relating to such claim for benefits. In the course of the review, the Plan Administrator shall take into account all comments, documents, records and other information submitted by the claimant or his or her duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.

The Plan Administrator shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within sixty (60) days of receipt of the written appeal, unless special circumstances require an extension of such sixty (60) day period for not more than an additional sixty (60) days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial sixty (60) day period, which notice shall set forth the reasons for the delay and the date the Plan Administrator expects to render its decision. In the event of an adverse benefit determination on appeal, the Plan Administrator shall advise the claimant, in a manner calculated to be understood by the claimant of:

1.	the specific reason(s) for the adverse benefit determination;

2.	the specific Plan provisions on which the decision was based;

3.	the claimant’s right to receive, upon request and free of charge, and reasonable access to, copies of all documents, records and other information relevant to such claim; and

4.	a statement describing any voluntary appeals procedures offered by the Plan, the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA.

No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If you or other interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to you or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.

The Company shall reimburse you for all reasonable legal fees and related expenses incurred by you (A) in connection with this Plan and (B) (i) in contesting or disputing any termination of your employment or (ii) seeking to obtain or enforce any right or benefit provided by this Plan; provided, in each case, that you are successful on at least one (1) material issue raised in such contest, dispute or enforcement proceeding. If you are awarded the right to recover fees and expenses under this paragraph, the reimbursement of eligible fees or expenses shall be made within ten (10) business days after delivery of your written request for payment, accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than the end of the Company’s fiscal year after the year in which such rights are established.

ARTICLE V ADMINISTRATION

5.1 ERISA Plan. It is the intention of the Company that the Plan be a welfare benefit plan, as defined in ERISA.

5.2 Plan Administrator. The Administrator shall act as the “plan administrator,” as defined in Section 3(16)(A) of ERISA. The Administrator shall be charged with the interpretation, administration and operation of the Plan.

5.3 Delegation of Duties. The Administrator may delegate to any person or persons, severally or jointly, the responsibility for the preparation and filing of all disclosure material and reports which the Administrator is required to file by law, and the responsibility for the day to day operation of the Plan.

5.4 Rules and Regulations. The Administrator, subject to the provisions of the Plan, may adopt such rules and regulations as it deems necessary to carry out the provisions of the Plan.

5.5 Discretionary Actions. The Administrator shall, in its sole discretion, have the power and express discretionary authority to make all determinations as to all issues concerning eligibility for benefits under the Plan and interpretation of the Plan, and such determinations with respect to an Employee’s rights or benefits shall be entitled to the maximum deference permitted by law. The Plan, and any part thereof, is subject to waiver by the Plan Administrator (or its designee) at any time and from time to time. The Company shall have the power and express discretionary authority to make all determinations that are to be made by the Company under the Plan.

ARTICLE VI ACCOUNTS AND RECORDS

The Administrator shall keep such accounts and records as it may deem necessary or proper in the performance of its duties as administrator of the Plan.

ARTICLE VII AMENDMENT OR TERMINATION OF PLAN

The Company reserves the right to amend or terminate the Plan, in whole or in part, however, no such amendment or termination shall affect the right of an Eligible Employee to receive any unpaid benefit of any Eligible Employee whose Termination Date occurred prior to the amendment or termination of the Plan. Any action amending or terminating the Plan shall be approved by the Board of Directors of the Company. Notwithstanding the preceding, the Board of Directors of the Company hereby authorizes, approves, consents to, and delegates to, the Executive Committee the authority to make amendments to this Plan, in its sole discretion, (i) that are required by law or regulation, (ii) that do not materially increase the costs of such Plans, (iii) are necessary, in the Executive Committee’s sole discretion, for the administration of the Plan, or (iv) to exercise discretion reserved under Article 5.5.

ARTICLE VIII ASSIGNMENT

The Plan will be binding upon any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of the Plan for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets, equity interests or business of the Company.

ARTICLE IX NO CONTRACT OF EMPLOYMENT

The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Company and any Eligible Employee or to be a consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed to give any Eligible Employee the right to be retained in the service of the Company or to interfere with the rights of the Company to discharge any Eligible Employee at any time.

ARTICLE X FORMS; COMMUNICATIONS

10.1 The Administrator shall provide such appropriate forms as it may deem expedient in the administration of the Plan.

10.2 All communications concerning the Plan shall be in writing addressed to the Administrator at such address as the Administrator may from time to time designate, and no such communication shall be effective for any purpose unless received by the Administrator.

10.3 The Administrator shall issue a summary plan description to the Eligible Employees describing the Plan. In the event of any conflict between the terms of the Plan, as set forth in the Plan and as set forth in the summary plan description, the Plan shall control.

ARTICLE XI GOVERNING LAW

11.1 State of Law. The Plan shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent that the laws of the United States (including ERISA) take precedence and preempt state laws.

11.2 Compliance with Internal Revenue Section 409A of the Code. The Plan is intended to comply with the “involuntary separation pay exception” to section 409A of the Code. Payments to Eligible Employees are also intended, where possible, to comply with the “short term deferral exception” to section 409A of the Code. Accordingly, the provisions of the Plan applicable to Severance Pay and the determination of the Eligible Employee’s Termination of Employment shall be applied, construed and administered so that the Severance Pay qualifies in all instances for one or both of those exceptions, to the maximum extent allowable.

If, and to the extent any payment or benefit under the Plan should be deemed to be an item of deferred compensation subject to the requirements of section 409A of the Code, the provisions of the Plan applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of section 409A of the Code and its corresponding regulations. Any payment from the Plan that is subject to the requirements of section 409A may only be made in a manner and upon an event permitted by section 409A, including the requirement that deferred compensation payable to a “specified employee” of a publicly traded company be postponed for six months after separation from service. Payments upon Termination of Employment may only be made upon a “separation from service”, as determined in accordance with section 409A of the Code and the Treasury Regulations thereunder. In addition, should there arise any ambiguity as to whether any other provisions of the Plan would contravene one or more applicable requirements or limitations of section 409A of the Code and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of section 409A of the Code and the Treasury Regulations thereunder. Notwithstanding any provision of this Plan to the contrary, in no event shall the timing of the Eligible Employee’s execution of the Release, directly or indirectly, result in the Eligible Employee designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

ADDENDUM TO THE

2012 PENSON SEVERANCE PAY PLAN

This addendum is provided to enable this document to serve as, and to satisfy the requirements applicable to, a summary plan description. This addendum sets forth an Eligible Employee’s rights under ERISA and provides general information regarding the Plan.

GENERAL INFORMATION

1.	Plan Name:	2012 PENSON SEVERANCE PAY PLAN

2.	Plan Number:	502

3.	Employer/Plan Sponsor:	PENSON WORLDWIDE, INC.
1700 Pacific Avenue
Suite 1400
Dallas, TX 75201
Ph: 214-765-1100 Fax: 214-953-3503

4.	Employer Identification Number:	75-2896356

5.	Type of Plan:	Welfare Benefit – Severance Plan

6.	Plan Administrator:	PENSON WORLDWIDE, INC.
c/o Executive Committee
1700 Pacific Avenue
Suite 1400
Dallas, TX 75201
Ph: 214-765-1100 Fax: 214-953-3503

With a copy to:

PENSON WORLDWIDE, INC.
Vice President, Human Resources
1700 Pacific Avenue
Suite 1400
Dallas, TX 75201
Ph: 214-765-1287
Fax: 214-217-4978

7.	Agent for Service of Legal Process:	PENSON WORLDWIDE, INC.
at the above address.

8.	Sources of Contributions:	The Plan is unfunded and all benefits are paid from the general assets of the Company.

9.	Type of Administration:	The Plan is administered by the Plan Administrator with benefits provided in accordance with the provisions of the Plan document.

10.	Plan Year:	The Plan’s fiscal records are kept on a plan year basis. The plan year begins on January 1 and ends on December 31.

PLAN ADMINISTRATION

The Plan Administrator will be the administrator of the Plan and the named fiduciary of the Plan for purposes of ERISA. The Plan Administrator may, however, delegate to one or more individuals any of its day-to-day administrative powers or duties under the Plan, including the authority to make initial determinations with respect to claims for benefits.

With respect to claims for benefits under the Claims Procedure, the Plan Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits (other than determinations under “Eligibility” that are reserved to the Company). The decisions of the Plan Administrator in all matters relating to the Plan that are within the scope of his/her authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

ACTION BY THE COMPANY

Any action to be taken by the Company under the Plan shall be taken by the Company’s Board of Directors acting on behalf of the plan sponsor and not as a fiduciary; provided, that authority to take any such action may be delegated to an individual or committee.

AMENDMENT AND TERMINATION OF THE PLAN

The Company reserves the right to amend or terminate the Plan, in whole or in part, at any time and for any reason, with or without notice.

ERISA RIGHTS STATEMENT

Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information about the Plan and Benefits

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the Company, any other Participating Employer, a union, or any other person, may fire or otherwise discriminate against a participant in any way to prevent the participant from obtaining a welfare benefit or exercising his or her rights under ERISA.

Enforce Your Rights

If a participant’s claim for a benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps participants can take to enforce the above rights. For instance, if a participant requests materials from the Plan and does not receive them within 30 days, he or she may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a participant’s claim for benefits is denied or ignored, in whole or in part, the participant may file suit in federal court after exhausting the Plan’s claims process. If it should happen that the Plan fiduciaries misuse the Plan’s money or if participants are discriminated against for asserting their rights, participants may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the participant is successful the court may order the person whom the participant sued to pay these costs and fees. If the participant loses, the court may order him or her to pay these costs and fees, for example, if it finds that a participant’s claim is frivolous.

Assistance with Your Questions

Plan participants should contact the Plan Administrator with any questions about the Plan by directing questions to the Human Resources Department of Penson Worldwide, Inc. at (214) 765-1287. If participants have any questions about this statement or about their rights under ERISA, they should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.